Exhibit 10.45

AMERICAN ASSETS TRUST, INC.

INDEPENDENT DIRECTOR COMPENSATION POLICY

Non-employee members of the board of directors (the “Board”) of American Assets Trust, Inc. (the “Company”) shall be eligible to receive cash and equity compensation commencing on the first date upon which the Company is subject to the reporting requirements of Section 13 or 15(d)(2) of the Exchange Act (the “Public Trading Date”) as set forth in this Independent Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Independent Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Independent Director”) who may be eligible to receive such cash or equity compensation, unless such Independent Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Policy shall supersede any prior cash or equity compensation arrangements between the Company and its Independent Directors.

1. Cash Compensation.

(a) Annual Retainers. Each Independent Director shall be eligible to receive an annual retainer of $20,000 for service on the Board.

(b) Additional Annual Retainers. In addition, an Independent Director shall receive the following additional annual retainers:

(i) Chairperson of the Audit Committee. An Independent Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $10,000 for such service.

(ii) Chairperson of the Compensation Committee. An Independent Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $5,000 for such service.

(iii) Chairperson of the Nominating and Corporate Governance Committee. An Independent Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $5,000 for such service.

(c) Meeting Fees. Each Independent Director shall be eligible to receive $1,500 for each Board meeting attended in person and $750 for each Board meeting attended by telephone. In addition, each Independent Director who serves on a committee of the Board shall be eligible for an additional $1,000 for each committee meeting attended in person and $500 for each committee meeting attended by telephone. Committee meeting fees will be paid regardless of whether a Board meeting is scheduled for the same day.

(d) Payment of Retainers and Fees. The annual retainers described in subsections (a) and (b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifth business day following the end of each calendar quarter. In the event an Independent Director does not serve as an Independent Director, or in the applicable positions described in subsection (b), for an entire calendar quarter, the retainer paid to such Independent Director shall be prorated for the portion of such calendar quarter actually served as an Independent Director, or in such position, as applicable. The meeting fees described in subsection (c) shall be paid within thirty days following the applicable meeting date. Independent Directors may be permitted to elect to receive vested shares of common stock in lieu of the foregoing retainers and fees in accordance with the terms and conditions of the Company’s 2010 Equity Incentive Award Plan (the “2010 Plan”).

2. Equity Compensation. The Independent Directors shall be granted the following restricted stock awards. The awards described below shall be granted under and shall be subject to the terms and provisions of the 2010 Plan and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the same forms previously approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the 2010 Plan.

(a) Initial Awards. A person who is serving as an Independent Director on the Public Trading Date shall be eligible to receive such number of shares of restricted common stock on the Public Trading Date as is determined by dividing (i) $40,000 by (ii) the initial price to the public of the Company’s common stock. The awards described in this subsection (a) shall be referred to as “Initial Awards.” No Independent Director shall be granted more than one Initial Award.

(b) Subsequent Awards. A person who is an Independent Director immediately following each annual meeting of the Company’s stockholders after the Public Trading Date and who will continue to serve as an Independent Director immediately following such meeting shall be automatically granted such number of shares of restricted common stock on the date of such annual meeting as is determined by dividing (i) $40,000 by (ii) the Fair Market Value per share (as defined in the 2010 Plan) of the Company’s common stock on the date of such grant. The awards described in this subsection (b) shall be referred to as “Subsequent Awards.”

(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to subsection (a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in subsection (b) above.

(d) Terms of Awards Granted to Independent Directors

(i) Purchase Price. The purchase price per share of each share of restricted common stock granted to an Independent Director shall be equal to the par value of the Company’s common stock.

(ii) Vesting. Each Initial Award and Subsequent Award will initially be subject to forfeiture in the event of an Independent Director’s termination of service on the Board. Each Initial Award and each Subsequent Award shall vest and be released from the forfeiture restriction as to one-third of the shares subject to such award on each of the first three anniversaries of the date of grant, subject to the Independent Director continuing in service on the Board through such dates. No portion of an Initial Award or Subsequent Award which is unvested at the time of an Independent Director’s termination of service on the Board shall become vested thereafter. All of an Independent Director’s Initial Awards and Subsequent Awards shall vest in full upon the occurrence of a Change in Control (as defined in the 2010 Plan).

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